                                                                 EXHIBIT 5.1


                       [OPINION OF E. EUGENE LAUVER, ESQ.]


                                 August 15, 1996


APS Holding Corporation
World Houston Plaza
15710 John F. Kennedy Blvd.
Suite 700
Houston, Texas 77032-2347

Ladies and Gentlemen:

     As Vice President and General Counsel of APS Holding Corporation, a Delaware corporation (the "Company"), I have represented the Company in connection with the approval by the Board of Directors of the Company of the A.P.S., Inc. Executive 401(k) Deferral Plan (the "Plan"), and the registration pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the offering and issuance of the Deferred Compensation Obligations of the Company under the Plan (the "Deferred Compensation Obligations"), which includes the purchase by the Plan in the open market of shares of Company Common Stock, par value $.01 per share (the "Shares").

     This opinion is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

     In this connection, I have examined certain corporate records of the Company, including its Second Restated Certificate of Incorporation, its Bylaws, as amended, and minutes of meetings (or unanimous consents in lieu of meetings) of its directors, the corporate proceedings of the Company with respect to the adoption by the Board of Directors of the Plan and the A.P.S., Inc. Executive 401(k) Deferral Plan Trust Agreement, dated as of August 14, 1996, between A.P.S., Inc. and Texas Commerce Bank National Association, as Trustee (the "Trust Agreement"). I have also examined the Registration Statement (in the form to be filed with the Securities and Exchange Commission), together with the Plan, the Trust Agreement, other exhibits thereto and such other documents as I have deemed necessary for the purpose of expressing the opinions contained herein. I am rendering this opinion as of the date on which the Registration Statement becomes effective.

     Based on the foregoing, I am of the opinion that (i) the Plan and the Trust Agreement have been duly and validly approved by the Company, (ii) the Deferred Compensation Obligations have been duly and validly authorized by the Company, and (iii) the Shares have been validly authorized and issued and are fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ Eugene Lauver
                                       ----------------------------------
                                       E. Eugene Lauver
                                       Vice President and General Counsel